EXHIBIT 10.18

Carson, Dennis

CONSULTING AGREEMENT

Salmedix, Inc.

8521 D Villa La Jolla Drive

La Jolla, CA 92037

To whom it may concern:

The following contains all the items of my Consulting Agreement (the “Agreement”), effective as of December 1, 2000 (the “Effective Date”), with Salmedix, Inc. (the “Company”).

The amount of time I will spend as a consultant to the Company (a “Consultant”) and the nature of the services provided and my compensation are set forth in Exhibit A hereto. In rendering such services to the Company, I shall act as an independent contractor and not as an employee of the Company. This Agreement shall commence on the Effective Date and shall have an initial term of one (1) year. This Agreement shall thereafter renew automatically for subsequent one (1) year terms, unless either party gives notice of its intent to terminate no less than sixty (60) days prior to the end of the then-current term. Subject to the foregoing, either party may terminate this Agreement with or without cause.

I understand that the Company possesses and will possess Proprietary Information which is important to its business. For purposes of this Agreement, “Proprietary Information” is information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to the Company, which has commercial value in the Company’s business (including, without limitation, information created, discovered, developed or made known by or to me arising specifically out of my retention as a Consultant by the Company). By way of illustration, but not limitation, “Proprietary Information” includes information (whether conveyed orally or in writing) about biological materials, nucleic acids, proteins, cell lines, antibodies and antigen source materials or fragments thereof, chemical compounds, trade secrets, designs, technology, ideas, know-how, products, services, processes, data, techniques, improvements, inventions (whether patentable or not), works of authorship, business and product development plans, marketing plans, strategies, forecasts, the salaries and terms of compensation of employees of or other consultants to the Company, customer lists and other information concerning the Company’s actual or anticipated business, research or development, or which is received in confidence by or for the Company from any other person.

In consideration of my retention as a Consultant and the compensation received by me from the Company from time to time, I hereby agree as follows:

1. All Proprietary Information shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in all Proprietary Information. At all times during my retention as a Consultant by the Company and at all times after termination of such retention as a Consultant, I will keep in confidence and trust all Proprietary Information, and I will not disclose, sell, use, lecture upon or publish any Proprietary Information without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties as a Consultant of the Company.

2. I agree that during the period that I am retained as a Consultant to the Company I will not, without the Company’s express written consent, except as permitted by this Section 2, engage in any employment or activity (whether as a consultant, advisor or otherwise) in any business within the field of drugs for lymphoproliferative diseases and cancer (the “Field”) or such other businesses as the Company may from time to time subsequently engage. The Company recognizes that I currently have certain agreements and perform consulting services for others. During the thirty (30) days following the execution of this Agreement, the Company and I will review such agreements and services to determine whether they constitute activities which would be in conflict with the Agreement. If the Company’s Board of Directors determines that any such activity conflicts with this Agreement, the Company shall have the right to immediately terminate this Agreement with no obligation to me. In addition, prior to entering into any additional agreement, I shall submit such additional agreement to the Company which will, within thirty (30) days of such submission, advise me whether the Company has concluded that entering into such additional agreement would conflict with this Agreement. If the Company has so concluded I will notify the Company within ten (10) days that I will not enter into the additional agreement or that I will terminate this Agreement.

3. All documents, data, records, hardware, software and other physical property, whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by myself or others in connection with my retention as a Consultant shall be and remain the sole property of the Company and shall be returned promptly to the Company as and when requested by the Company. Should the Company not so request, I shall return and deliver all such property upon termination of my retention as a Consultant by me or by the Company for any reason and I will not take with me any such property or any reproduction of such property upon such termination.

4. I agree that for a period of one (1) year following termination of my retention as a Consultant with the Company, I will not solicit or in any manner encourage employees of the Company to leave its employ.

5. I will promptly disclose to the Company, or any person designated by it, all improvements, inventions, formulae, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my retention as a Consultant which (a) arise from services provided by me under this Agreement and are related to or useful in the business of the Company, or (b) result from tasks assigned to me by the Company, or (c) result from use of premises owned or leased by the Company (all said improvements, inventions, formulae, processes, techniques, know-how and data shall be collectively hereinafter called “Inventions”). Such disclosure shall continue for one (1) year after termination of this Agreement with respect to anything that would be an Invention if made, conceived, reduced to practice or learned during the term hereof.

6. I agree that all Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights in connection therewith to the maximum extent that would be permitted by Section 2870 of the California Labor Code, a copy of which is attached as Exhibit A, if I were an employee of the Company. This assignment shall not extend to Inventions, the assignment of which is prohibited by Labor Code Section 2870. 1 hereby assign to the Company any rights I have or acquire in all Inventions. I further agree as to all Inventions to assist the Company at any time, and not just during the term of this Agreement, in any and all countries, which assistance shall include the execution of documents and any assignments to the Company or persons designated by it. In the event that the Company is unable for any reason whatsoever to secure my signature to any lawful and necessary document required to apply for or execute any patent application with respect to an Invention(s) (including reissues, renewals, extensions, continuations, divisions or continuations in part thereof), I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorneys-in-fact to act for and in my behalf and instead of me, to execute and file any such application and to do all other lawful acts to further the prosecution and issuance of patents thereon with the same legal force and effect as if executed by me.

7. The Company is informed that Consultant has signed a Patent Agreement with The Regents of the University of California and under that agreement Consultant agreed to report any inventions conceived or made during the term of Consultant’s University of California employment, and to assign such inventions to The Regents in accordance with the terms of its Patent Policy. The Company is informed that Consultant is subject to the University Copyright policy which provides for University ownership of copyrights generated at the University under sponsored work or other works made by University employees in the course and scope of their employment and/or with use of University facilities. Under such Policies, The Regents acknowledge that services performed by the Consultant outside the field of Consultant’s University research and without use of University facilities, gift, grant or contract funds or proposals for same, are not within the scope or term of Consultant’s University of California employment and that inventions made or conceived by Consultant either alone or jointly with other arising from or during the course of any such non-University services, do not need to be assigned to The Regents. Nothing in this Agreement shall be construed to interfere with these obligations to The Regents. A copy of The Regents’ Patent Policy is attached hereto as Exhibit A and made a part thereof by reference.

8. As a matter of record I have attached hereto as Exhibit B a complete list of all inventions or improvements related to the subject matter of my retention as a Consultant by the Company which have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company which I desire to remove from the operation of this Agreement; and I covenant that such list is complete.

9. I understand as part of the consideration for the offer of retention as a Consultant or continued retention as a Consultant by the Company, that I have not brought and will not bring with me to the Company or use in the performance of my responsibilities at the Company any equipment, supplies, facility or trade secret information of any current or former employer which are not generally available to the public, unless I have obtained written authorization for their possession and use.

10. I also understand that, in my retention as a Consultant with the Company, I am not to breach any obligation of confidentiality that I have to others, and I agree that I shall fulfill all such obligations during my retention as a Consultant with the Company.

11. I agree that in addition to any other rights and remedies available to the Company for any breach by me of obligations hereunder, the Company shall be entitled to enforcement of my obligations hereunder by court injunction.

12. If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and all remaining provisions shall continue in full force and effect.

13. I agree that any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof by a court of competent jurisdiction located in San Diego, California. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements, in addition to any other relief to which the party may be entitled.

14. I agree that this Agreement may be terminated by either the Company or by me at any time, for any reason, with or without cause, by giving written notice to the other party; termination to be effective upon the other party’s receipt of notice.

15. This Agreement shall be binding upon me, my heirs, executors, assigns and administrators and shall inure to the benefit of the company, its successors and assigns.

Dated: December 1, 2000

/s/ DENNIS CARSON

Dennis Carson

Address:	9500 Gilman Drive La Jolla, CA 92093-0663

ACCEPTED AND AGREED TO:

SALMEDIX, INC.

By:	/s/ DAVID S. KABAKOFF

David S. Kabakoff Chief Executive Officer

[SIGNATURE PAGE TO CONSULTING AGREEMENT]

EXHIBIT A

Amount:	Consultant shall render such services at such times and places as the Company may request.

Nature of Consulting:	Consultant shall consult with and provide services to the Company on an exclusive basis within the Field.

Compensation:	$6,250.00 per month

EXHIBIT B

Salmedix, Inc.

8521 D Villa La Jolla Drive

La Jolla, CA 92037

To whom it may concern:

The following is a complete list of all inventions or improvements or works of authorship relevant to the subject matter of my consulting for Salmedix, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my consulting for the Company. I desire to remove those inventions and improvements listed, if any, from the operation of the Consulting Agreement between the Company and me which are noted by an “*” and my initials next to such invention or improvement:

☒	No inventions or improvements.

☐	See below.

☐	Additional sheets attached.

/s/ DENNIS CARSON

Dennis Carson

Date: December 1, 2000

EXHIBIT C

Section 2870. Invention on Own Time — Exemption from Agreement

(a)	Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2)	Result from any work performed by the employee for his employer.

(b)	To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

UNIVERSITY OF CALIFORNIA PATENT POLICY

I. PREAMBLE

It is the intent of the President of the University of California, in administering intellectual property rights for the public benefit, to encourage and assist members of the faculty, staff, and others associated with the University in the use of the patent system with respect to their discoveries and inventions in a manner that is equitable to all parties involved.

The University recognizes the need for and desirability of encouraging the broad utilization of the results of University research, not only by scholars but also in practical application for the general public benefit, and acknowledges the importance of the patent system in bringing innovative research findings to practical application.

Within the University, innovative findings often give rise to patentable inventions as fortuitous by-products, even though the research was conducted for the primary purpose of gaining new knowledge.

To encourage the practical application of University research for the broad public benefit, to appraise and determine relative rights and equities of all parties concerned, to facilitate patent applications, licensing, equitable distribution of royalties, if any, to assist in obtaining funds for research, to provide for the use of invention-related income for the further support of research and education, and to provide a uniform procedure in patent matters when the University has a right or equity, the following University of California Patent Policy is adopted.

II. STATEMENT OF POLICY

A.	An agreement to assign inventions and patents to the University, except those resulting from permissible consulting activities without the use of University faculties, shall be mandatory for all employees, for persons not employed by the University but who use University research facilities, and for those who receive gift, grant, or contract funds through the University. Exemptions from such agreements to assign may be authorized in those circumstance when the mission of the University is better served by such action, provided that overriding obligations to other parties are met and such exemptions are not inconsistent with other University policies.

B.	Those individuals who have so agreed to assign inventions and patents shall promptly report and fully disclose the conception and/or reduction to practice of potentially patentable inventions to the Director of the Office of Technology Transfer. They shall execute such declarations, assignments, or other documents as may be necessary in the course of invention evaluation, patent prosecution, or protection of patent or analogous property rights, to assure that title in such inventions shall be held by the University or by such other parties designated by the University as may be appropriate under the circumstances. Such circumstances would include, but not be limited to, those situations when there are overriding patent obligations of the net royalties and fees per invention received by the University. Net royalties are defined as gross royalties and fees, less 15% thereof for administrative costs, and less the cost of patenting, protecting, and preserving patent rights, maintaining patents, the licensing of patent and related property rights, and such other costs, taxes or reimbursements as may be necessary or required by law.

When there are two or more inventors, each inventor shall share equally in the inventor’s share of royalties, unless all inventors previously have agreed in writing to University arising from gifts, grants, contracts or other agreements with outside organizations.

In the absence of overriding obligations to outside sponsors of research, the University may release patent rights to the inventor in those circumstances when:

(1)	the University elects not to file a patent application and the inventor is prepared to do so, or

(2)	the equity of the situation clearly indicates such release should be given, provided in either case that no further research or development to develop that invention will be conducted involving University support or facilities, and provided further that a shop right is granted to the University.

C.	Subject to restrictions arising from overriding obligations of the University pursuant to gifts, grants, contracts, or other agreements with outside organizations, the University agrees, for and in consideration of said assignment of patent rights, to pay annually to the named inventor(s), or to the inventor(s)’ heirs, successors, or assigns, 50% of the first $100,000 of cumulative net royalties and fees per invention received by the University, 35% of the next $400,000 of cumulative net royalties and fees per invention received by the University, and 20% of all additional cumulative a different distribution of such share.

Distribution of the inventor’s share shall be made annually in February from the amount received during the penultimate calendar year. In the event of any litigation, actual or imminent, or any other action to protect patent rights, the University may withhold distribution and impound royalties until resolution of the matter.

D.	In the disposition of any net income accruing to the University from patents, first consideration shall be given to the support of research.

III. PATENT RESPONSIBILITIES AND ADMINISTRATION

A.	Pursuant to Standing Order 100.4(gg), the President has responsibility for all matters relating to patents in which the University of California is in any way concerned.

B.	The President is advised on such matters by the Intellectual Property Advisory Council (IPAC), which is chaired by the Senior Vice President – Academic Affairs. The membership of IPAC includes representations from campuses. Agriculture and Natural Resources, the Department of Energy Laboratories, and the Director of the Office of Technology Transfer, IPAC is responsible for:

1.	reviewing and proposing University policy on intellectual property matters including patents, copyrights, trademarks, and tangible research products;

2.	reviewing proposed exceptions to established policies; and

3.	advising the President on related matters as requested.

C.	The Senior Vice President – Administration is responsible for implementation of this Policy, including the following:

1.	Evaluating inventions and discoveries for patentability, as well as scientific, merit and practical application, and requesting the filing and prosecution of patent applications.

2.	Evaluating the patent or analogous property rights or equities held by the University in an invention, and negotiating agreements with cooperating organizations, if any, with respect to such rights or equities.

3.	Negotiating licenses and license option agreements with other parties concerning patent and/or analogous property rights held by the University.

4.	Directing and arranging for the collection and appropriate distribution of royalties and fees.

5.	Assisting University officers in negotiating agreements with cooperating organizations concerning prospective rights to patentable inventions or discoveries made as a result of research carried out under grants, contracts, or other agreements to be funded in whole or in part by such cooperating organizations, and negotiating with Federal agencies regarding the disposition of patent rights.

6.	Recommending to the President appropriate action on exemption from the agreement to assign inventions and patents to the University as required by Section II.A, above.

Revised April 6, 1990